                                                                    Exhibit 99.1

                               THE MIDLAND COMPANY
                             7000 MIDLAND BOULEVARD
                             AMELIA, OHIO 45102-2607
                                 (513) 943-7100

                                 MAILING ADDRESS
                                  P.O. BOX 1256
                             CINCINNATI, OHIO 45201

FOR IMMEDIATE RELEASE                                            JULY 18, 2002

CONTACT:      John I. Von Lehman
              Executive Vice President and CFO
              (513) 943-7100

    THE MIDLAND COMPANY REPORTS RECORD SECOND QUARTER 2002 OPERATING EARNINGS
          - 48% GAIN IN OPERATING EPS TO RECORD 37 CENTS (POST-SPLIT)
                  - COMMENTS ON STOCK SPLIT AND STOCK OFFERING
                              - REITERATES OUTLOOK

CINCINNATI, JULY 18, 2002 -- THE MIDLAND COMPANY (NASDAQ: MLAN), a highly focused provider of specialty insurance products and services, today reported that net operating income (net income excluding capital gains/losses) for the second quarter ended June 30, 2002, increased 48 percent on a per-share basis. Net operating income reached a record $6.6 million, or 37 cents per share (diluted, post-split), compared with $4.5 million, or 25 cents per share (diluted, post-split), in 2001. Net income (including capital gains/losses) for the second quarter was $5.9 million, or 33 cents per share (diluted, post-split), compared with $6.1 million, or 34 cents per share (diluted, post-split), last year. Revenue was $155.8 million compared with $143.9 million in last year's second quarter.

"Midland continues to produce record operating results," said John W. Hayden, president and chief executive officer. "Our record second quarter and first-half results demonstrate the immediate benefit of actions taken in 2001 and 2002 to improve underwriting results and profitability. We clearly are very pleased with our direction."

American Modern Insurance Group, Midland's wholly owned insurance subsidiary, is a leader in specialty insurance products and services such as manufactured housing, site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles and credit life and related products. American Modern's products and services are offered through diverse distribution channels.

PREMIUM EXPANSION CONTINUES AT ANTICIPATED PACE
American Modern's total property and casualty gross written premiums grew 3.2 percent for the quarter to $160.4 million, even though manufactured housing gross written premium declined 15.7 percent to $78.2 million. The decrease in manufactured housing premium is primarily the result of corrective underwriting actions taken in the past 12 months. Gross written premium in all other specialty lines -- such as motorcycle, site-built dwelling, mortgage fire, recreational vehicle and collector automobile products -- collectively grew 31.3 percent to $82.2 million.

Hayden said, "This quarter and the several preceding periods have demonstrated the benefits of our strategies to diversify our business base, and we plan to continue to seek opportunities that allow us to become an indispensable partner in a broader, although still specialty focused, arena."

THE MIDLAND COMPANY REPORTS SECOND QUARTER 2002 RESULTS
JULY 18, 2002


Hayden reiterated that the company remains well positioned in the manufactured housing market. "While we anticipate new manufactured housing sales to continue to be slower than average during the remainder of 2002, these homes have traditionally represented approximately one out of every five new housing starts in the United States. We believe we are well positioned in this market to leverage our strong relationships with manufacturers, dealers and other business partners."

QUARTERLY UNDERWRITING PROFIT REFLECTS EMPHASIS ON PROFITABILITY
For the second quarter, American Modern's property and casualty combined ratio (losses and expenses as a percent of earned premium) was 99.6 percent, compared with 101.9 percent a year ago. Catastrophe losses accounted for 5.9 percentage points of this year's second quarter combined ratio compared with 9.0 percentage points in the same period in 2001.

"While events identified as catastrophes had less of an impact on our results this year, the second quarter generally reflects a higher level of losses due to typical spring weather patterns. This year was no different," Hayden said.

Hayden also commented, "The fire loss ratio in our core manufactured housing business continues to improve as a result of price increases and careful attention to underwriting. Fire losses above our normal level contributed 1.4 percentage points to American Modern's total combined ratio in this year's second quarter compared with 2.3 percentage points in last year's second quarter.

"Further, the majority of the rate increases for our manufactured housing products that we have sought over the past 12 months now have been approved. These increases, which have averaged approximately 10 percent, will be reflected in higher earned premiums over the next 12-24 months," Hayden added.

SIX-MONTH RESULTS
For the six months ended June 30, 2002, net operating income (net income excluding capital gains/losses and the effects of any changes in accounting principles) was a record $16.1 million, or 90 cents per share (diluted, post-split), compared with $13.5 million, or 75 cents per share (diluted, post-split), in the comparable period in 2001. Net income (including capital gains/losses and the effects of any changes in accounting principles) was $13.8 million, or 77 cents per share (diluted, post-split), compared with $15.7 million, or 88 cents per share (diluted, post-split), last year. Revenue for the first six months was $308.3 million compared with $283.8 million last year.

In the first quarter of 2002, Midland adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." This resulted in after-tax charges of $1.5 million, or 8 cents per share (diluted, post-split) related to the impairment of goodwill. This charge is reported separately in the company's income statement as a "Change in an Accounting Principle." After the charge, the company's goodwill balance as of June 30, 2002, totaled $2.1 million.

American Modern's total property and casualty gross written premiums grew 3.5 percent to $290.8 million through the first six months of 2002, even though manufactured housing gross written premium declined 12.2 percent to $148.6 million. The decrease in manufactured housing premium is primarily the result of corrective underwriting actions taken in the past 12 months. Gross written premium in all other specialty lines -- such as motorcycle, site-built dwelling, mortgage fire, recreational vehicle and collector automobile products -- collectively grew 27.3 percent to $142.2 million.

THE MIDLAND COMPANY REPORTS SECOND QUARTER 2002 RESULTS
JULY 18, 2002


INVESTMENT PORTFOLIO AND BOOK VALUE GROWTH
The market value of Midland's investment portfolio rose to $715.3 million at June 30, 2002, compared with $658.5 million a year earlier. Net pre-tax investment income (excluding capital gains) rose 3.9 percent for the second quarter compared with last year's second quarter, primarily because of continued growth in the investment portfolio due to cash flow from operations. For the six months, net pre-tax investment income rose 1.1 percent over the year ago period. The annualized pre-tax equivalent yield on American Modern's fixed income portfolio was 6.1 percent in the first six months of 2002 compared with 7.0 percent in the first six months of 2001.

Pre-tax net unrealized gains on Midland's fixed income securities were $15.4 million at June 30, 2002, up from $5.9 million at March 31, 2002. Partially offsetting this increase was an $8.0 million decrease in the pre-tax net unrealized gains on Midland's equity securities in the second quarter.

Midland's shareholders' equity rose to a record $304.1 million, or $17.34 per share (post-split), at June 30, 2002, from $288.6 million, or $16.20 per share (post-split), at June 30, 2001.

JULY 2002 TEXAS FLOODS
Hayden noted that during the first half of July, American Modern experienced losses from flooding in Texas. Preliminary loss data suggests that third quarter results could be impacted approximately $2.0 million (pre-tax), or 7 cents per share (diluted, post-split), by this flooding. In last year's third quarter, the company incurred third quarter catastrophe losses of $1.1 million (pre-tax), or 4 cents per share (diluted, post-split).

OUTLOOK DRIVEN BY IMPROVED UNDERWRITING RESULTS
"Midland's strong track record and positive outlook reflects our commitment to key operating principles and the implementation of a well-defined series of growth strategies," noted Hayden.

"We remain focused on our longer-term financial goals, which include 12 percent annual growth in revenue and earnings per share. As we have stated, however, we anticipate 2002 top-line will be only slightly ahead of 2001 as property and casualty premium and investment income both are expected to grow at a low single-digit pace. Based on our combined ratio of 98.0 percent for the first half of 2002, and assuming normal weather patterns, we believe our full-year combined ratio should come in between 97 and 99 percent, as rate increases begin to take affect in various states."

Hayden added, "The strength of our partnerships, the value of our products and the results of our strategies work together to build value for our company, our customers and our shareholders."

STOCK SPLIT AND OFFERING
Joseph P. Hayden III, chairman and chief operating officer, commented, "Following on the heels of the two-for-one stock split effective July 17, 2002, we filed a registration statement for a proposed secondary stock offering. The proceeds from the offering will be used to increase capital and surplus to fund future growth for our insurance subsidiaries and to repay debt." Assuming completion of the offering, Midland would have approximately 20 million shares outstanding, up from just 8.8 million before the stock split and offering.

THE MIDLAND COMPANY REPORTS SECOND QUARTER 2002 RESULTS
JULY 18, 2002


A registration statement has been filed with the Securities and Exchange Commission, but is not yet effective, relating to the proposed offering of 2,450,000 shares (post-split) of common stock. Of these shares, 2,000,000 are being offered by the company and 450,000 are being offered by selling shareholders, none of whom are executive officers of the company. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. There shall not be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state. A copy of the preliminary prospectus relating to the offering, when available, may be obtained from McDonald Investments, Inc., 800 Superior Avenue, Cleveland, Ohio 44114.

ABOUT THE COMPANY
Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland's consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which charters barges and brokers freight for the movement of commodities on the inland waterways. Midland's common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

FORWARD LOOKING STATEMENTS DISCLOSURE
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2002 and beyond. The forward-looking statements involve risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company's business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company's filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

THE MIDLAND COMPANY REPORTS SECOND QUARTER 2002 RESULTS
JULY 18, 2002


                               THE MIDLAND COMPANY
                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)


                                                         THREE-MONTHS ENDED                           SIX-MONTHS ENDED
                                                               JUNE 30,                                    JUNE 30,
                                                  ------------------------------------    -----------------------------------------
                                                     2002        2001       % CHANGE            2002         2001        % CHANGE
                                                  ---------- ------------ ------------    ------------- ------------- -------------

Revenues                                           $155,761     $143,863         8.3%        $ 308,293     $ 283,845          8.6%
                                                  ========== ============ ============    ============= ============= =============

Net Operating Income                               $  6,591     $  4,474        47.3%        $  16,107     $  13,470         19.6%
                                                                          ============                                =============
Net Cumulative Effect of Change
     in Accounting Principle                              -            -                        (1,463)            -
Net Capital Gains (Losses)                             (689)       1,593                          (885)        2,289
                                                  ---------- ------------                 ------------- -------------

Net Income                                         $  5,902     $  6,067        -2.7%        $  13,759     $  15,759        -12.7%
                                                  ========== ============ ============    ============= ============= =============

Net Operating Income per Share (Diluted)           $  0.37      $   0.25        48.0%        $    0.90     $    0.75         20.0%
                                                                          ============                                =============
Net Cumulative Effect of Change in
     Accounting Principle (Diluted)                $      -            -                         (0.08)    $      -
Net Capital Gains (Losses) per Share (Diluted)        (0.04)        0.09                         (0.05)         0.13
                                                  ---------- ------------                 ------------- -------------

Net Income per Share (Diluted)                     $   0.33     $   0.34        -2.9%        $    0.77     $    0.88        -12.5%
                                                  ========== ============ ============    ============= ============= =============

Dividends Declared per Share                       $0.04375     $ 0.0400         9.4%        $  0.0875     $  0.0800          9.4%
                                                  ========== ============ ============    ============= ============= =============

Market Value per Share                             $  25.24     $  22.25        13.4%        $   25.24     $   22.25         13.4%
                                                  ========== ============ ============    ============= ============= =============

Book Value per Share                               $  17.34     $  16.20         7.0%        $   17.34     $   16.20          7.0%
                                                  ========== ============ ============    ============= ============= =============

Shares Outstanding                                   17,540       17,816                        17,540        17,816
                                                  ========== ============                 ============= =============

AMIG's Property and Casualty Operations:

     Direct and Assumed Written Premium            $160,446     $155,427         3.2%        $ 290,776     $ 281,007          3.5%
                                                  ========== ============ ============    ============= ============= =============

     Net Written Premium                           $153,969     $148,990         3.3%        $ 277,531     $ 266,820          4.0%
                                                  ========== ============ ============    ============= ============= =============

     Combined Ratio (GAAP)                            99.6%       101.9%                         98.0%         99.5%
                                                  ========== ============                 ============= =============

     Combined Ratio (GAAP) -
       Excluding Catastrophe Losses                   93.7%        92.9%                         93.8%         92.6%
                                                  ========== ============                 ============= =============


Dollar amounts in thousands except per share data.

All outstanding share and per share data are adjusted for the 2 for 1 stock split effective July 17, 2002.

                               THE MIDLAND COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                             Three-Months Ended           Six-Months Ended
                                                                   June 30,                    June 30,
                                                          ------------------------     ------------------------
                                                             2002           2001          2002           2001
                                                          ---------      ---------     ---------      ---------
Revenues:
     Insurance:
        Premiums earned                                   $ 140,907      $ 123,726     $ 277,377      $ 242,297
        Net investment income                                 8,702          8,376        17,408         17,210
        Net realized investment gains (losses)               (1,060)         2,450        (1,361)         3,521
        Other insurance income                                1,493          1,238         3,117          3,009
     Transportation                                           5,530          7,948        11,411         17,554
     Other                                                      189            125           341            254
                                                          ---------      ---------     ---------      ---------
       Total                                              $ 155,761      $ 143,863     $ 308,293      $ 283,845
                                                          ---------      ---------     ---------      ---------

Costs and Expenses:
     Insurance:
       Losses and loss adjustment expenses                   82,590         75,415       152,213        137,681
       Commissions and other policy acquisition costs        40,423         33,955        82,345         68,714
       Operating and administrative expenses                 18,331         17,266        39,150         36,331
     Transportation operating expenses                        5,317          7,742        11,548         16,314
     Interest expense                                         1,069          1,177         1,853          2,590
     Other operating and administrative expenses                362            201           598            492
                                                          ---------      ---------     ---------      ---------

       Total                                              $ 148,092      $ 135,756     $ 287,707      $ 262,122
                                                          ---------      ---------     ---------      ---------

Income Before Federal Income Tax and Cumulative
     Effect of Change in Accounting Principle                 7,669          8,107        20,586         21,723

Provision for Federal Income Tax                              1,767          2,040         5,364          5,964
                                                          ---------      ---------     ---------      ---------

Income Before Cumulative Effect of Change
     in Accounting Principle                                  5,902          6,067        15,222         15,759

Cumulative Effect of Change in Accounting Principle               -              -        (1,463)             -
                                                          ---------      ---------     ---------      ---------

Net Income                                                $   5,902      $   6,067     $  13,759      $  15,759
                                                          =========      =========     =========      =========

Basic Earnings (Losses) per Common Share:
  Operating Earnings                                      $    0.39      $    0.26     $    0.93      $    0.78
  Cumulative Effect of Change in Accounting Principle             -              -         (0.08)             -
  Capital Gains (Losses)                                      (0.04)          0.09         (0.05)          0.13
                                                          ---------      ---------     ---------      ---------
     Total                                                $    0.35      $    0.35     $    0.80      $    0.91
                                                          =========      =========     =========      =========

Diluted Earnings (Losses) per Common Share:
  Operating Earnings                                      $    0.37      $    0.25     $    0.90      $    0.75
  Cumulative Effect of Change in Accounting Principle             -              -         (0.08)             -
  Capital Gains (Losses)                                      (0.04)          0.09         (0.05)          0.13
                                                          ---------      ---------     ---------      ---------
     Total                                                $    0.33      $    0.34     $    0.77      $    0.88
                                                          =========      =========     =========      =========

Dividends per Common Share                                $ 0.04375      $    0.04     $  0.0875      $    0.08
                                                          =========      =========     =========      =========

NOTE: Dollar amounts in thousands except per share data.

      Basic earnings per common share have been computed by dividing net income by 17,297 shares in 2002 and 17,345 shares in 2001.

      Diluted earnings per common share have been computed by dividing net income by 17,894 shares in 2002 and 18,006 shares in 2001. The calculations comprehend outstanding stock options and restricted stock awards.

      All outstanding share and per share data are adjusted for the 2 for 1 stock split effective July 17, 2002.

                               THE MIDLAND COMPANY
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                                June 30,
                            ASSETS                        2002           2001
                            ------                    ----------     ----------

Cash and Marketable Securities                        $  721,833     $  669,605

Receivables - Net                                        179,076        146,373

Property, Plant and Equipment - Net                       61,135         55,523

Deferred Insurance Policy Acquisition Costs              100,756        100,193

Other                                                     17,962         22,684
                                                      ----------     ----------

       Total Assets                                   $1,080,762     $  994,378
                                                      ==========     ==========

     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------

Unearned Insurance Premiums                           $  420,201     $  393,528

Insurance Loss Reserves                                  146,509        138,064

Long-Term Debt                                            47,896         39,326

Short-Term Borrowings                                     43,877         24,832

Deferred Federal Income Tax                               32,491         30,551

Other Payables and Accruals                               85,684         79,431

Shareholders' Equity                                     304,104        288,646
                                                      ----------     ----------

       Total Liabilities and Shareholders' Equity     $1,080,762     $  994,378
                                                      ==========     ==========


Market Value per Common Share                         $    25.24     $    22.25
                                                      ==========     ==========

Book Value per Common Share                           $    17.34     $    16.20
                                                      ==========     ==========

Common Shares Outstanding                                 17,540         17,816
                                                      ==========     ==========


NOTE:   Amounts in thousands except per share data.

        Common shares outstanding and per share data are adjusted for the 2 for 1 stock split effective July 17, 2002.